EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                         dated as of November 29, 2005

                                 by and between

                               WEB INTERNET, LLC,

                    a California limited liability company,


                                William Pemble,

                                      and

                                INTERLAND, INC.,

                            a Minnesota corporation


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     This ASSET  PURCHASE  AGREEMENT  dated as of November 29, 2005, is made and entered into by and among WEB INTERNET, LLC, a California limited liability company ("Web Internet"), William Pemble ("Pemble"), (Web Internet and Pemble hereinafter individually a "Seller" and collectively "Sellers") and INTERLAND, INC., a Minnesota corporation ("Purchaser"). Capitalized terms not otherwise defined herein have the meanings set forth in Article 8.

     WHEREAS, Sellers own and operate a web hosting, domain registration and online service business ("Web Business"); and

     WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Sellers, all of the assets that are necessary or incidental for the daily operation of the Web Business by Purchaser following Closing, and in connection therewith, Sellers have agreed to assign and Purchaser has agreed to assume substantially all liabilities related to the Web Business (except those liabilities hereinafter specifically excluded from such sale), all on the terms set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                           SALE OF ASSETS AND CLOSING

     1.1 Assets.

     (a) Assets to be Transferred by Web Internet to Purchaser. On the terms and subject to the conditions set forth in this Agreement, Web Internet hereby agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Web Internet's right, title and interest in, to and under the assets of Web Internet used in the Web Business (other than the Excluded Assets), including, without limitation, the following (collectively the "Web Internet Assets"):

          (i) All customer accounts, agreements and contracts with customers of the Web Business (the "Customer Accounts") listed in Schedule 1.1(a), attached hereto;

          (ii) All third party  contracts and  agreements  pertaining to the Web
Business  listed  in  Schedule   1.1(a),   attached  hereto  (the  "Third  Party
Agreements");

          (iii) All domain names owned by Web Internet, including without limitation those domain names listed in Section (a)(iii) of Schedule 1.1, attached hereto (the "Domain Names");

          (iv) All prepaid and similar items connected with the Web Business;

          (v) All spare parts inventories of the Web Business, including without limitation those spare parts listed in Section (a)(v) of Schedule 1.1, attached hereto;

          (vi) All personal property owned by Web Internet and used in the operation of the Web Business wherever located, including without limitation the machinery and equipment, computer equipment and systems, software, materials, furniture and office equipment listed in Section (a)(vi) of Schedule 1.1, attached hereto ("Web Internet Personal Property");


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          (vii) All supplier lists applicable to the Web Business;

          (viii) All customer lists applicable to the Web Business;

          (ix)  All  other  orders,   contracts,   agreements  and   commitments
pertaining to the Web Business that are listed in Schedule 1.1(a), attached hereto (the "Contracts")

          (x) The Intellectual Property owned by Web Internet or licensed by Web Internet from third parties used exclusively in the Web Business, including without limitation the Web Internet Intellectual Property listed in Section
(a)(x) of Schedule 1.1, attached hereto (the "Web Internet Intellectual Property"); provided that with respect to licenses for third party intellectual property, Web Internet is obligated to obtain any required third party consents for assignment to Purchaser;

          (xi) All permits, franchises, licenses, bonds, approvals and qualifications of the Web Business that are capable of being transferred to Purchaser ("Web Internet Permits") issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local and all applications therefore pertaining to the Web Business, including without limitation those listed in Section (a)(xi) of Schedule 1.1, attached hereto;

          (xii) All business books and records of the Web Business, including copies of all financial, operating, inventory, payroll and customer records and all sales and promotional literature, correspondence and files;

          (xiii) All interests in Perfect Privacy LLC;

          (xiv) All of  Sellers'  rights,  if any,  in the Web  Service  Company
Assets;

          (xv) All cash and cash equivalents owned by Web Internet at the Closing (collectively, the "Web Internet Cash") which shall be delivered by means of a wire transfer of immediately available funds at the Closing; and

          (xvi) All other assets, tangible or intangible, owned by Web Internet that are primarily used in the Web Business (other than the Excluded Assets), and including without limitation the assets listed in Section (a)(xvi) of
Schedule 1.1, attached hereto.

     (b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets of Sellers are not part of the sale and purchase contemplated hereunder and are excluded from the Assets and shall remain the property of the Sellers: (i) the minute books, tax records, personnel records and other organization documents of Sellers, (ii) Sellers' rights under this Agreement, and (iii) any assets listed in Section (b) of Schedule 1.1 (collectively the "Excluded Assets").

     1.2 Liabilities.

     (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser hereby agrees to assume and to pay and perform and discharge when due
(i) the obligations of Web Internet under the Customer Accounts, Third Party Agreements and Contracts, excluding any obligations of Web Internet under such Customer Accounts, Third Party Agreements and Contracts which obligations result from Web Internet's violation or breach of any such Customer Accounts, Third Party Agreements and Contracts (collectively, the "Scheduled Liabilities").

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     (b) Retained Liabilities. Except as set forth in Section 1.2(a), above, and
Sections 1.3(a)(ii) and 4.8, below, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities or obligations of Sellers (including, without limitation, those related to the Web Business) of any kind, character or description whatsoever, whether actual or contingent, direct or indirect, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement (the "Retained Liabilities"). Sellers hereby acknowledge that they are retaining the Retained Liabilities, and each Seller agrees to pay, discharge and perform all such liabilities and obligations promptly as and when due. Without limiting the generality of the foregoing, Purchaser shall not assume or be obligated to pay, perform or discharge any liabilities, obligations or commitments of any Seller relating to or arising out of any of the following, whether or not disclosed in any schedule to this Agreement:

          (i.) Transaction Documents. All liabilities and obligations arising out of each Seller's obligations under this Agreement and the other documents executed in connection with the transactions contemplated herein;

          (ii.) Taxes. All liabilities for current and deferred federal, state and local Taxes of each Seller or its Affiliates.

          (iii.) Indebtedness. Except as otherwise provided in this Agreement, all liabilities and obligations to repay indebtedness for borrowed money incurred by a Seller, or any Affiliate of a Seller including applicable lines of credit and guarantees of third party obligations;

          (iv.) Professional Fees. All liabilities and obligations of a Seller or any Affiliate of a Seller for fees, costs and expenses of attorneys, independent public accountants, investment bankers or other representatives incurred in connection with the negotiation, preparation or consummation of this Agreement and the transactions contemplated herein;

          (v.) Litigation. All liabilities and obligations of a Seller or any Affiliate of a Seller arising out of any action, claim or lawsuit based on any state of facts or events occurring on or prior to the Closing Date.

     1.3 Purchase Price; Allocation.

     (a) Purchase Price. The purchase price for the Assets shall be Three Million Three Hundred Sixty-Seven Thousand One Hundred Ninety-Seven United States Dollars (US $3,367,197.00) (the "Purchase Price"). The Purchase Price shall be payable as follows:

          (i) Cash Payment. At the Closing, Purchaser shall deliver to Web Internet an amount equal to Three Hundred Sixty-Seven Thousand One Hundred Ninety-Seven United States Dollars (US $367,197.00) (the "Cash Payment") by wire transfer of immediately available United States funds to such bank account as Web Internet designates to Purchaser in writing prior to the closing.

          (ii) Assumption of Indebtedness. At the Closing, in addition to the Assumed Liabilities to be assumed by Purchaser pursuant to Section 1.2(a), Purchaser shall: (i) assume the obligations of Web Internet under that certain line of Credit Note and Loan Agreement dated January 1, 2003 as amended by that certain Amended Loan Agreement dated August 31, 2004 between Web Service, Inc. ("Web Service") and Web Internet (the "Web Service Debt Agreement") in the principal amount of $2,250,000 payable to Web Service (the "Web Service Debt") on terms acceptable to Purchaser, Sellers and Web Service; and (ii) either assume or repay in full the obligation of Web Internet under that certain Convertible Promissory Note dated December 30, 2004 in the principal amount of


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$750,000  payable  to  SWSoft  Holdings,   Ltd.,  a  Bermuda   corporation  (the
"Convertible Note") on terms acceptable to Purchaser, Sellers and SWSoft Holdings, Ltd.

     (b) Allocation. The parties agree that the Purchase Price and all other amounts constituting consideration within the meaning of Section 1060 of the Code (the "Consideration"), shall be allocated among the Assets in accordance with Section 1060 of the Code. No later than thirty (30) days after the Closing, the Purchaser shall cause to be prepared and delivered to the Sellers a schedule allocating the Consideration to the Assets (the "Purchase Price Allocation"). The Sellers shall have the right to review the Purchase Price Allocation and any work sheets and other papers prepared in connection with the Purchase Price
Allocation. The Sellers will be deemed to have accepted such Purchase Price Allocation unless they provide written notice of disagreement to the Purchaser within 15 days after the receipt of the Purchaser's Purchase Price Allocation. If the Sellers timely provide such notice, the Purchaser and the Sellers shall use commercially reasonable efforts to resolve any dispute between them concerning the Purchase Price Allocation. If Sellers and Purchaser are able to resolve such dispute (or if Sellers have accepted or have been deemed to accept the Purchase Price Allocation), the Purchaser and the Sellers shall file or cause to be filed all Tax Returns (including IRS Form 8594) consistent with the Purchase Price Allocation, and neither the Purchaser nor the Sellers (or any of their respective Affiliates) will take a position inconsistent with the Purchase Price Allocation on any Tax Return, in any proceeding before any taxing authority or otherwise. If a taxing authority disputes the Purchase Price Allocation, the party receiving notice of the dispute will promptly notify the other parties hereto concerning such dispute. Notwithstanding anything herein to the contrary, if the parties do not agree to the Purchase Price Allocation, neither party shall be obligated to utilize the Purchase Price Allocation of the other in the preparation of any Tax Return.

     (c) Method of Conveyance. At the Closing, (i) Sellers will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of good and sufficient instruments of conveyance, assignment, registration and transfer (the
"Assignment Instruments"), in form and substance reasonably acceptable to Sellers' and Purchaser's counsel, as shall be effective to vest in Purchaser good and valid title to the Assets free and clear of any Liens other than Permitted Liens; and (ii) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of good and sufficient instruments of assumption, in form and substance reasonably acceptable to Purchaser's and Seller's counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in
Section 1.2(a) (the "Assumption Instruments").

     (d) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on December 31, 2005 (the "Closing Date"), at the offices of Purchaser, Atlanta, Georgia at 10:00 a.m. or at such other time as the parties may mutually agree. The Closing shall be deemed effective as of 11:59 p.m., Atlanta time, on the Closing Date.

                                   ARTICLE 2.
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, jointly and severally, hereby represents and warrants to Purchaser as follows:

     2.1 Organization of Web Internet. Web Internet (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and (ii) has full power and authority to conduct the Web Business as and to the extent now conducted and to own, use and lease the Assets.

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     2.2  Authority.  Each  Seller has full power and  authority  to execute and deliver this Agreement and the other Transaction Documents, to perform his, her and its obligations hereunder and to consummate the transactions contemplated thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by each Seller of this Agreement and the other Transaction Documents, and the performance by each Seller of his, her and its obligations thereunder, have been duly and validly authorized. The execution and delivery by Web Internet of this Agreement and the Transaction Documents to which it is a party and the performance by it of its obligations thereunder, have been duly and validly authorized by the board of directors of each of them, and no other corporate action on the part of any of them or any of its equity holders being necessary. This Agreement and each Transaction Documents constitutes legal, valid and binding obligations of each Seller enforceable against each of them, in accordance with its terms, except as
enforceability   may  be   limited   by   applicable   bankruptcy,   insolvency,
reorganization, moratorium or other similar laws and subject to limitations imposed by general equitable principles.

     2.3 No Conflicts.

     (a) The execution and delivery by each Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby will not:

          (i) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Sellers or any of the Assets; or

          (ii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or result in the creation or imposition of any Lien upon such Seller or any of his, her or its assets under, any contract or license to which such Seller is a party or by which any of his, her or its assets are bound except for such breaches and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Web Internet.

     (b) The execution and delivery by Web Internet of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation of the Operating Agreement (or other comparable corporate charter documents) of Web Internet.

     2.4 No Consents. No permit, consent, approval, novation, authorization or other Order of or filing with any Governmental or Regulatory Authority or any other Person is required with respect to any Seller (or its Affiliates) in connection with the execution, delivery and consummation of this Agreement or the Transaction Documents, or the actions of such Seller contemplated thereby, or to permit Purchaser to continue to conduct the Web Business as it is currently conducted following the purchase of the Assets by Purchaser pursuant hereto, except for (a) compliance with any applicable requirements of the Securities Act and the Exchange Act, (b) the consents to the assignment of the Customer Accounts, Third Party Agreements and Contracts listed on Schedule 2.11 attached hereto and (c) consents not obtained which would not, individually or in the aggregate, have a Material Adverse Effect. No permit, consent, approval, novation, authorization or other Order of or filing with any Governmental or Regulatory Authority or any other Person is required with respect to Web Internet in connection with the execution, delivery and consummation of the Transition Agreement or the actions of Web Internet contemplated thereby.

     2.5 Taxes. Except as disclosed on Schedule 2.5, there are no pending or, to the knowledge of Sellers, threatened, actions or proceedings, assessments or collections of Taxes of any kind with respect to the Web Business or the Assets


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that  could  subject  Purchaser  to any  liability  for Taxes for any period (or portion thereof) ending prior to the Closing Date or could materially impair any of the Assets.

     (a) There are no Liens for Taxes upon any of the Assets or any property with respect to the Web Business, except for Permitted Liens.

     (b) None of the Assets is property (i) which any Seller or Purchaser is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 (as in effect immediately prior to the Tax Reform Act of 1986); (ii) is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; (iii) is property used predominately outside the United States within the meaning of Prop. Treas. Reg. ss. 1.168-2(g)(5); or (iv) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

     (c) Except as disclosed on Schedule 2.5, there are no unpaid Taxes of any Seller for which Purchaser may become liable.

     (d) Schedule 2.5 discloses all jurisdictions in which the Web Business is doing business and where it is required to file Tax Returns.

     (e) No Seller is a foreign person within the meaning of Section 1445(b)(2) of the Code.

     (f) Purchaser is not required to withhold from the Purchase Price any amounts for Taxes of any Seller.

     2.6 Legal Proceedings. As of the date of this Agreement, except as set forth on Schedule 2.6, there is no suit, action, hearing, claim, audit, compliance review, legal, administrative, arbitration, citation, unfair labor practice charge, employment discrimination charge or other proceeding pending or, to the knowledge of any Seller, threatened, nor to the knowledge of any Seller, any investigation pending or threatened affecting the Web Business, any Seller or any of the Assets before any Governmental or Regulatory Authority which would have a Material Adverse Effect on the Web Business or the Assets or that would reasonably be expected to materially adversely affect the ability of Sellers to consummate the transactions contemplated hereby; and there is no judgment, decree, injunction, ruling, award, charge, Order or writ of any Governmental or Regulatory Authority outstanding against, binding upon or involving the Web Business or the Assets. No Seller is currently charged with or, to their knowledge, currently under investigation with respect to, any violation of any provision of any legal Rule in respect of the Web Business. No director, officer or employee of Web Internet is currently charged with or, to their knowledge, currently under investigation with respect to, any violation of any provision of any Legal Rule in respect of the Web Business.

     2.7 Legal Compliance. Web Internet is in compliance with all Legal Rules applicable to it, except for violations which in the aggregate would not have a Material Adverse Effect with respect to the Web Business or the Assets, or materially impede Purchaser's ability to use and enjoy the Assets in a manner substantially similar to the manner in which the Assets were used and enjoyed by Sellers in the conduct of the Web Business. Web Internet owns, holds or possesses or lawfully use in the operation of the Web Business all permits, certificates, licenses, approvals and other authorizations ("Authorizations") required in connection with the operation of the Web Business as now conducted, all of which are valid and effective, except for those which in the aggregate, if not obtained or valid and effective, would not have a Material Adverse Effect on the Web Business or the Assets. All such material Authorizations are listed and described on Schedule 2.7. Sellers shall be solely responsible for all notices and payment obligations arising under the Worker Adjustment and Retraining Act or any comparable state or local law with respect to the termination or layoff by Web Internet of any of the employees of the Web Business which occur on or before the Closing. Sellers further agree to


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indemnify and hold Purchaser  harmless for any costs,  legal fees,  liability or damages or claims asserted against Sellers arising out of Sellers' failure to provide the required notices or payments with respect to such terminations or layoffs.

     2.8 ERISA Matters. Purchaser will incur no liability with respect to, or on account of, and Sellers will retain any liability for, and on account of, any Benefit Plan. Except as set forth on Schedule 2.8, neither Web Internet nor any Affiliate of Web Internet has, with respect to any employee of Web Internet, maintained or contributed to, or been obligated or required to contribute to, any Plan. Web Internet has complied, in all material respects, with its obligations (including obligations to make contributions) in respect of the Benefit Plans, there is no outstanding material liability of Web Internet or any Affiliate of Web Internet to any such Benefit Plan and all such Benefit Plans are, to the extent required by applicable law, fully funded to meet potential claims for benefits by such employees and any former employee. Neither Web Internet nor any Affiliate of Web Internet has or has had, any liability, contingent or otherwise, (i) under a multiemployer plan as defined in Section 3(37) of ERISA, (ii) under any Plan or arrangement that provides post-retirement welfare benefits except as may be required under Section 4980B of the Code, or
(iii) under any Plan that is subject to Title IV of ERISA or Section 412 of the Code.

     2.9 Title to Assets; Business. Sellers own all right, title and interest in, and have good title to, or in the case of leased or licensed Assets, a valid leasehold or license or similar interest in, all of the Assets, free and clear of any and all Liens, except for Permitted Liens and except as set forth on
Schedule 2.9. The sale of the Assets by Sellers to Purchaser pursuant to this Agreement and the Transaction Documents will effectively convey all of Sellers' rights in the Assets to Purchaser.

     2.10 Intellectual  Property Rights. All Intellectual  Property necessary to the conduct of the Web Business as conducted by Sellers immediately prior to Closing is included in the Assets. All of the Web Internet Intellectual Property included in the Assets is either the sole and exclusive property of Sellers (the "Owned Intellectual Property") or is the subject of a license from third parties in favor of Web Internet under a contract (the "Licensed Intellectual Property"). Schedule 2.10 sets forth all patents, trademarks, service marks, brand names, domain names and copyrights included within the definition of Intellectual Property and related to or used in the Web Business. Except as disclosed on Schedule 2.10, Sellers have not granted any third party any license to use the Owned Intellectual Property. With respect to the Owned Intellectual Property, except as set forth on Schedule 2.10, (i) Sellers have the exclusive right to use the Owned Intellectual Property included in the Assets, (ii) all registrations with and applications to Governmental or Regulatory Authorities required in respect of such Owned Intellectual Property are valid and in full force and effect and, as of the Closing Date, all Taxes or maintenance fees or the taking of any other actions by Sellers required to maintain their validity or effectiveness have been paid or taken, (iii) there are no restrictions on the direct or indirect transfer of such Owned Intellectual Property, (iv) Sellers will deliver to Purchaser, on or within fifteen (15) business days after the execution of this Agreement, documentation, to the extent existing, with respect to any invention, process, design, computer program or other know-how or trade secret included in such Owned Intellectual Property, which documentation is accurate in all material respects, (v) Sellers have taken security measures that Sellers deem reasonable to protect the secrecy, confidentiality and value of any of its trade secrets included in the Owned Intellectual Property, (vi) to Sellers' knowledge, no such Owned Intellectual Property is being infringed by any other Person, (vii) to Sellers' knowledge, no third party has asserted ownership rights in such Owned Intellectual Property, and (viii) no action is pending or, to the knowledge of Sellers, threatened, that seeks to limit, cancel or question the validity of Sellers' right to own or use such Owned Intellectual Property. With respect to the Licensed Intellectual Property, (a) Sellers' conduct of the Web Business prior to the Effective Date is in material compliance with respect to any applicable contract governing the use of such Licensed Intellectual Property, (b) Sellers have received no notice from any party to an applicable contract that it is in breach of any material obligations in such contract, (c) to Seller's knowledge, there are no registrations with and


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applications to Governmental  or Regulatory  Authorities  required in respect of such Licensed Intellectual Property, (d) Seller will deliver to Purchaser, on or within fifteen (15) business days after the execution of this Agreement, all documentation in its possession relating to such Licensed Intellectual Property, and (e) to the knowledge of Sellers, no party to any license agreement relating to Licensed Intellectual Property is, or is alleged to be, in breach or default thereunder. To Sellers' knowledge, the use of the Assets and the operation of the Web Business do not infringe upon any Intellectual Property right of any third party, and to Sellers' knowledge, no former or current employee, agent, consultant or independent contractor involved in the conception or development of Owned Intellectual Property has a valid claim of ownership to the Owned Intellectual Property. Sellers have not received notice that any Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Web Business, no claim is pending or, has been made upon any Seller to such effect that has not been resolved.

     2.11 Contracts and Agreements. As of the date hereof, Schedule 2.11 sets forth all written contracts, agreements, leases, licenses or instruments relating to the Web Business and that are material to the Web Business including, without limitation, the Customer Accounts, Third Party Agreements and Contracts listed on Schedule 1.1(a). Each contract and agreement listed on
Schedule 2.11 with respect to Seller (i) is valid, binding, enforceable and in full force and effect in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity), (ii) subject to obtaining any necessary consents in respect thereto in accordance with Section 4.7 hereof, the consummation of the transactions contemplated herein will not affect the validity, binding nature or enforceability thereof, (iii) to Sellers' knowledge, Sellers that are parties to the contracts and agreements listed on Schedule 2.11 are not, and the other party thereto is not, in default thereof and (iv) to Sellers' knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration thereunder.

     2.12 Financial Statements. Copies of certain unaudited financial statements of Web Internet are included on Schedule 2.12 (the "Financial Statements"). The Financial Statements present fairly the financial condition and results of operations of Web Internet as of such dates, and are correct and complete and consistent with the books and records of Web Internet in all material respects.

     2.13 Condition of Tangible Assets. All material facilities, equipment and other material items of tangible property and assets that are included in the Assets are in the aggregate in operating condition and repair, subject to normal wear and maintenance, and are usable in the regular and ordinary course of business.

     2.14 Debt Instruments. Except for (i) the Web Service Debt, (ii) the Convertible Promissory Note, (iii) Liabilities disclosed on the Financial Statements, (iv) Liabilities incurred in the ordinary course of business since the date of the balance sheet included in the Financial Statements and (v) the Liabilities listed on Schedule 2.14(a), Web Internet does not have any debentures, notes, mortgages, indentures, guarantees, capitalized leases or other instruments related to the Web Business under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, in each case to which Web Internet is currently a party, has or may acquire rights or may become subject to any Liability or obligation or by which it or the Assets are bound. No Seller is a guarantor or otherwise indirectly or collaterally liable for any Liability related to the Web Business of any other Person. None of the Liabilities of the Web Business or of any Seller incurred in connection with the conduct of the Web Business is guaranteed by or subject to a similar contingent obligation of any other Person. Schedule 2.14(b) sets forth, as of the Agreement Date, the outstanding principal amount of each of the Convertible Promissory Note and the Web Service Debt, together with the accrued and unpaid interest applicable to each of them.

     2.15 Sufficiency of Assets. The Assets and the Excluded Assets constitute all of the assets necessary to operate the Web Business in the manner presently operated by the Sellers.

     2.16 Brokers. No Seller has Liability, directly or indirectly, to pay any fees, commissions or other amounts to any Person in connection with this Agreement or the transactions contemplated hereby or in connection with any sale of the Assets. Sellers agree to indemnify and hold harmless Purchaser for any such Liability.

     2.17 Disclosure. To Sellers' knowledge, no representation or warranty made by any Seller in this Agreement or in any of the Schedules or Exhibits appended hereto contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

     2.18 Solvency. The consummation of the transactions contemplated by this Agreement will not cause either Seller to cease to (i) have assets that are greater than the sum of all its debts or (ii) be capable of paying its debts as they become due. Neither Seller is entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of either Seller to any of the Assets after the Closing.


                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers as follows:

     3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has full corporate power and authority to own and/or lease all of its properties and assets, and to carry on its business as now being conducted.

     3.2 Authority; Non-Contravention. This Agreement, and the other agreements contemplated hereby to be executed by the Purchaser pursuant hereto have been duly executed and delivered by Purchaser, and constitute valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and subject to limitations imposed by general equitable principles. The Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement, and the other agreements contemplated herein to be executed by Purchaser. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Purchaser.

     3.3 No Consents. No permit, consent, approval, novation, authorization or other Order of or filing with any Governmental or Regulatory Authority or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the other agreements contemplated hereby to be executed by Purchaser or the actions of the Purchaser contemplated hereby.

     3.4 Brokers. Purchaser has no Liability, directly or indirectly, to pay any fees, commissions or other amounts to any Person in connection with this Agreement or the transactions contemplated hereby or in connection with any purchase of the Assets. Purchaser agrees to indemnify and hold harmless Sellers from any such liability.

     3.5 Disclosure. No representation or warranty made by Purchaser in this Agreement or in any of the Schedules or Exhibits appended hereto contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not materially misleading.


                                   ARTICLE 4.

                      COVENANTS OF SELLERS AND PURCHASERS

     4.1 Operation of Web Business. Prior to the Closing, Sellers shall operate the Web Business in substantially the same manner as they were operating the Web Business on the date hereof, consistent with past custom and practice, and Sellers shall use their commercially reasonable efforts to preserve the Web Business and its goodwill and all Customer Accounts, Third Party Agreements and Contracts listed or described in any Schedule to this Agreement. Prior to the Closing, Sellers: (i) shall promptly notify Purchaser of any material change in the condition (financial or otherwise) of the business, assets, or Liabilities of the Web Business; (ii) shall promptly advise Purchaser in writing of the commencement or threat of any material claim, litigation or investigative proceeding relating to the Web Business or the Assets; (iii) shall not dispose of, mortgage, pledge or otherwise encumber any of the Assets, except in the ordinary course of the Web Business; (iv) shall not amend, terminate or change (except in the ordinary course of business consistent with past practice) any Customer Account, Third Party Agreement or Contract listed or described in any Schedule to this Agreement, or do or permit any act or omit to do any act which will cause a breach of any such agreement or contract. No disclosure pursuant to this Section 4.1 shall be deemed to amend or supplement any Schedule attached hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     4.2 Full Access. Sellers will permit representatives of Purchaser to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Web Business) to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Web Business and the Assets.

     4.3 ICANN Registrar Accreditation. At the Closing, Web Internet shall have completed, executed and delivered to Purchaser the section of the ICANN application for Transfer of Registrar Accreditation entitled Request to Transfer Accreditation.

     4.4 Employment Agreements. At the Closing, Purchaser shall offer employment to each of Pemble, Trahey, Vivek Chawla, Friedman and Angela Cichewicz on the terms set forth in Schedule 4.5, attached hereto.

     4.5 Further Actions. On and after the Closing, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain and record in a timely manner all necessary waivers, assignments, consents, including specifically consents to the assignment of the Customer Accounts, the Third Party Agreements and the Contracts, listed in Schedule 2.11, attached hereto and assignment of the Web Service Company Assets, and approvals and to effect all necessary registrations and filings.

     4.6 Noncompetition Covenant. For two (2) years after the Closing Date, none of the Sellers or their Affiliates may engage, directly or indirectly, within any area in which the Web Business is currently conducted, in the provision of web hosting services or domain registration services to customers or acquire, own, manage, operate, control, be employed by or participate in the ownership, management operation or control of, except on behalf of Purchaser (pursuant to the Transaction Documents or otherwise) or be connected in any manner with, any business advertising web hosting services or domain registration services of the type and character engaged in by the Web Business on and prior to the Closing Date. For these purposes, ownership of securities of 1% or less of any class of securities of a Person engaged in the business of providing website hosting or domain registration services shall not be considered to be competition with the Purchaser.

     4.7 Post-Closing Obligations of Web Internet. For a period of one year and one day after the Closing Date, Web Internet agrees that it will not (i) make an assignment for the benefit of creditors, (ii) file a petition in bankruptcy or seeking reorganization, (iii) file a petition to have a receiver appointed to take possession of all or substantially all of its assets, or (iv) engage in any business activity, voluntarily assume or undertake any indebtedness, liability or obligation or acquire any significant asset except (Y) to the extent contemplated by the Transition Agreement or (Z) as Interland may consent in writing.

     4.8 Post-Closing Obligations of Interland. Interland agrees to promptly reimburse Web Internet in respect of all other Liabilities and obligations of Web Internet (including, without limitation, those related to the Web Business) of any kind, character or description whatsoever, whether actual or contingent, direct or indirect, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement (the "Unscheduled Liabilities"); provided, however, that in no event shall Purchaser be liable for Unscheduled Liabilities (w) that constitute a liability or obligation of Web Internet under this Agreement, (x) that are incurred by Web Internet after the later of (i) six months following the Closing Date or (ii) the termination date of the Transition Agreement or (y) that exceed, in the aggregate, the Unscheduled Liabilities Cap (as hereafter defined). For purposes of this section 4.8, the Unscheduled Liabilities Cap shall be $200,000; provided, however, that in the event the Web Internet Cash at Closing is less than $469,000, the Unscheduled Liabilities Cap shall be reduced dollar-for-dollar by the amount equal to the difference between the actual Web Internet Cash at Closing and $469,000. (The Scheduled Liabilities and the Unscheduled Liabilities (up to the Unscheduled Liabilities Cap) are referred to collectively herein as the "Assumed Liabilities.")

                                   ARTICLE 5.

                       CONDITIONS OF CLOSING BY PURCHASER

     The obligations of Purchaser hereunder are, at its option, subject to satisfaction, on or prior to the Closing Date or such earlier date as specifically provided below, of each of the following conditions:

     5.1 Representations, Warranties and Covenants.

     (a) All representations and warranties of Sellers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

     (b) All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

     (c) Purchaser shall have received a certificate, dated as of the Closing Date, from Seller, executed by all Sellers to the effect that: (a) the representations and warranties of Sellers contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Sellers have complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

     5.2 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms;
(b) questions the validity or legality of any transaction  contemplated  hereby;
(c) seeks to enjoin any transaction contemplated hereby; or (d) is a petition of bankruptcy by or against any Seller, an assignment by any Seller for the benefit of its creditors, or other similar proceeding.

     5.3 Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have occurred no Material Adverse Change in the condition (financial or otherwise) or operations of the Web Business or the Assets nor any material adverse change in the Customer Accounts, Third Party Agreements or Contracts, as determined in the sole discretion of Purchaser.

     5.4 Pemble Employment Agreement. Pemble and Purchaser shall have executed the employment agreement in the form attached hereto as Exhibit A (the "Pemble Employment Agreement").

     5.5 Closing Deliveries. All closing deliveries of Sellers set forth in this Agreement have been executed and delivered to Purchaser, including, without limitation, the execution and delivery of the Assignment Instruments and the Assumption Instruments.

     5.6 ICANN Registrar Accreditation. Web Internet shall have completed, executed and delivered to Purchaser the section of the ICANN application for Transfer of Registrar Accreditation entitled Request to Transfer Accreditation.

     5.7 Transition Agreement. Purchaser and Web Internet shall have entered into a Transition Agreement, in the form attached hereto as Exhibit B.

     5.6 Permits and Authorizations. Purchaser shall have all material permits, licenses, authorizations and approvals necessary for it to operate the Web Business.

     5.9 Amendment to Web Service Debt Agreement. Purchaser and Web Service have entered into an Amendment to the Web Service Debt Agreement on terms acceptable to Purchaser, Sellers and Web Service.

     5.10 Amendment to Convertible Promissory Note. Either (a) Purchaser and SWSOFT Holdings LTD have entered into an Amendment to the Convertible Promissory Note on terms acceptable to Purchaser, Sellers and SWSOFT Holdings LTD or (b) SWSOFT Holdings LTD shall have agreed to release Purchaser and Sellers from any and all obligations under the Convertible Promissory Note in consideration of Purchaser's payment of a lump sum in an amount acceptable to Purchaser.

     5.11 Web Service Company Assets. Web Service shall have executed an appropriate assignment and assumption agreement sufficient to transfer to Purchaser exclusive ownership of the trademark and domain name rights listed on
Schedule 5.11.

     5.12 Membership Quitclaim. Each of the members of Web Internet shall have executed and delivered to Purchaser a quitclaim assignment agreement sufficient to transfer to Purchaser any interest such members may have in any of the Assets or in any assets used by Web Internet in the Web Business.

     5.13 Membership Interests Option. Each of the members of Web Internet shall have executed and delivered to Purchaser a Membership Interests Option Agreement that authorizes Purchaser to purchase all of the membership interests in Web Internet, at any time after Closing, in consideration of ten dollars ($10.00).

     5.14 Consents. All consents, approvals and waivers from governmental authorities, customers and other parties necessary to permit Sellers to transfer the Assets to Purchaser as contemplated hereby (including all necessary consents to the assignment of Customer Accounts, the Third Party Agreements and the Contracts) shall have been obtained to Purchaser's satisfaction, unless such consents, approvals and waivers shall have been waived by Purchaser.

                                   ARTICLE 6.

                        CONDITIONS OF CLOSING BY SELLERS

     The obligations of Sellers hereunder are, at Sellers' option, subject to satisfaction, on or prior to the Closing Date, of each of the following conditions:

     6.1 Representations, Warranties and Covenants.

     (a) All representations and warranties of Purchaser made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement, and except to the extent expressly made as of an earlier date.

     (b) All the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects.

     (c) Sellers shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of Purchaser, to the effect that: (a) the representations and warranties of Purchaser contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) that Purchaser has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

     6.2 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms;
(b) questions the validity or legality of any transaction  contemplated  hereby;
(c) seeks to enjoin any transaction contemplated hereby; or (d) is a petition of bankruptcy by or against Purchaser, an assignment by Purchaser for the benefit of its creditors, or other similar proceeding.

     6.3 Closing Deliveries. All closing deliveries of Purchaser set forth in this Agreement have been executed and delivered to Sellers, including, without limitation, the execution and delivery of the Assignment Instruments and the Assumption Instruments.

     6.4 Pemble Employment Agreement. Pemble and Purchaser shall have executed the Pemble Employment Agreement.

     6.5 Transition Agreement. Purchaser and Web Internet shall have entered into a Transition Agreement, in the form attached hereto as Exhibit B.

     6.6 Amendment to Web Service Debt Agreement. Purchaser and Web Service have entered into an Amendment to the Web Service Debt Agreement on terms acceptable to Purchaser, Sellers and Web Service, including, without limitation, an unconditional release from Web Service of Sellers' obligations thereunder.

     6.7 Amendment to Convertible Promissory Note. Either (a) Purchaser and SWSOFT Holdings LTD have entered into an Amendment to the Convertible Promissory Note on terms acceptable to Purchaser, Sellers and SWSOFT Holdings LTD, including, without limitation, an unconditional release from Web Service of Sellers' obligations thereunder. or (b) SWSOFT Holdings LTD shall have agreed to release Purchaser and Sellers from any and all obligations under the Convertible Promissory Note in consideration of Purchaser's payment of a lump sum in an amount acceptable to Purchaser .

     6.8 Consents. All consents, approvals and waivers from governmental authorities, customers and other parties necessary to permit Sellers to transfer the Assets to Purchaser as contemplated hereby (including all necessary consents to the assignment of Customer Accounts, the Third Party Agreements and the Contracts) shall have been obtained to Seller's satisfaction, unless such consents, approvals and waivers shall have been waived by Seller.



                                   ARTICLE 7.

                          INDEMNIFICATION AND SURVIVAL

     7.1 Indemnification by Sellers. On and after the Closing Date, subject to the limitations set forth below, each Seller, jointly and severally, shall defend, indemnify and hold harmless Purchaser, each of its Affiliates and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively, "Purchaser's Indemnified Persons"), and shall reimburse Purchaser's Indemnified Persons, for, from and against, each and every demand, claim (including Customer Claims and other third party claims), fine, fee, penalty, deficiency, loss, liability, judgment, and damage (including interest, costs and expenses, including court costs, fines, penalties, fees of accountants and other experts and other expenses of litigation, reasonable attorneys' fees) (each a "Loss," and collectively, "Losses") imposed on or incurred by Purchaser's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (i) any breach of any representation or warranty made by Sellers in any respect, whether or not Purchaser's Indemnified Persons relied thereon or had any knowledge thereof; or (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of Sellers under this Agreement, or any certificate or other document delivered or to be delivered pursuant hereto; or (iii) relating to, resulting from or arising out of any Retained Liability or for any Taxes of the Sellers for any period ending on or before the Closing; or (iv) the operation of the Web Business or the use or ownership of the Assets prior to the Closing.

     Notwithstanding the foregoing,

     (a) the Sellers shall have no obligation to indemnify or hold harmless the Purchaser except to the extent that the aggregate amount of Losses incurred by the Purchaser exceeds $100,000; and

     (b) the Sellers shall have no obligation to make indemnification payments hereunder that exceed in the aggregate the sum of (i) $300,000, plus (ii) the market value (defined as the average closing price of Interland, Inc. common stock at the close of the market for the twenty days preceding the date on which Purchaser gives written notice of a request for indemnification to Sellers) of the vested portion of the restricted stock issued at Closing by Purchaser to Will Pemble).

     In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Purchaser is entitled to assert a claim for indemnification, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries received by the Purchaser in respect of such Losses. The amount of Losses shall also take into account tax costs and benefits to the Purchaser as a result of the matters giving rise to the Losses.


     7.2 Indemnification by Purchaser On and after the Closing Date, Purchaser shall defend, indemnify and hold harmless Sellers and their Affiliates, officers, employees, agents, successors and assigns (Sellers and such other Persons, collectively "Sellers Indemnified Persons") and shall reimburse Sellers Indemnified Persons for, from and against all Losses imposed on or incurred by Sellers Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (i) any breach of any representation or warranty made by Purchaser in this Agreement in any respect, whether or not Sellers Indemnified Persons relied thereon or had knowledge thereof, or (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto, or (iii) relating to, resulting from or arising out of any Assumed Liability for any period ending after the Closing; or (iv) the operation of the Web Business or the use or ownership of the Assets from and after the Closing.

     Notwithstanding the foregoing,

     (a) the Purchaser shall have no obligation to indemnify or hold harmless the Sellers except to the extent that the aggregate amount of Losses incurred by the Sellers exceeds $100,000; provided, however, that this limitation shall not apply to Purchaser's obligation and pay when due the Assumed Liabilities; and

     (b) the Purchasers shall have no obligation to make indemnification payments hereunder that exceed in the aggregate (i) the amount determined in subsection 7.1(b) above plus (ii) the amount of the Assumed Liabilities.

     In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Sellers are entitled to assert a claim for indemnification, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries received by the Sellers in respect of such Losses. The amount of Losses shall also take into account tax costs and benefits to the Sellers as a result of the matters giving rise to the Losses.

     7.3 Notice and Defense of Third-Party Claims. If any action, claim or proceeding shall be brought or asserted by a third party against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article 7 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that the representation by the same counsel is inappropriate.

     7.4 Survival of Representations and Warranties and Agreements. The representations and warranties made by the parties in this Agreement or in any document, certificate or instrument executed and delivered pursuant hereto (including those made in the Schedules and Exhibits hereto) shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto, and will remain in full force through and including March 31, 2007, without regard to any investigation made by any of the parties; provided, however, that (i) the representations and warranties set forth in Sections 2.5 (Taxes) and 2.8 (ERISA Matters) will survive until 30 days after the expiration of the applicable statute of limitations (with extensions). Any claim (whether or not fixed as to liability or liquidated as to amount) pending on the expiration date of the applicable survival period set forth above for which a claim notice has been given in accordance with this Article VII on or before such expiration date may continue to be asserted and indemnified against until finally resolved. All covenants and obligations undertaken by the parties in this Agreement or in any document, certificate or instrument executed and delivered pursuant hereto (including those made in the Schedules or Exhibits hereto) shall survive in accordance with their terms.

     7.5 Exclusive Remedy. From and after the Closing, no party hereto shall be liable or responsible in any manner whatsoever to the other parties, whether for indemnification or otherwise, except for indemnity as expressly provided in this
Article 7 and elsewhere in this Agreement which provides the exclusive remedies and causes of action of the parties hereto with respect to any matter arising out of or in connection with the Agreement or any Schedule hereto or any opinion or certificate delivered in connection herewith; provided that the limitations contained in this Article 7 shall not apply to any claims arising out of the fraud of any party. After the Closing, Purchaser shall not be entitled to a rescission of the sale of the Assets. Notwithstanding anything to the contrary contained herein, the rights and remedies set forth in the Transition Agreement shall be the sole and exclusive source of rights and remedies in respect thereto and the parties' respective rights thereunder shall not be governed or limited by any provision contained herein.

     7.6 Liability Limitation. Notwithstanding anything to the contrary contained herein, in no event shall any party be liable for any punitive, special, incidental or consequential damages, including lost profits, arising out of any breach of representations, warranties, covenants or other provisions of this Agreement.

                                   ARTICLE 8.

                                  DEFINITIONS

     (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

     "401(k) Plan" has the meaning ascribed to it in Section 5.3

     "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agreement" means this Asset Purchase Agreement and the Schedules and Exhibits hereto, as the same shall be amended from time to time.

     "Assets" are the Web Internet Assets.

     "Assignment Instruments" has the meaning ascribed to it in Section 1.4(a).

     "Assumed Liabilities" has the meaning ascribed to it in Section 4.8.

     "Assumption Instruments" has the meaning ascribed to it in Section 1.4(a).

     "Benefit Plan" means any Plan established by any Seller, or any predecessors or Affiliates of any Seller, existing since August 31, 2001 to which any Seller contributes or has contributed or under which any Seller or any of its Affiliates has, or since August 31, 2001 had, an obligation to contribute, on behalf of any employee, former employee or director, or under which any employee, former employee or director of any Seller or any dependent or beneficiary thereof is covered, is eligible for coverage or has benefit rights.

     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

     "Closing"  means the closing of the  transactions  contemplated  by Section
1.5.

     "Closing Date" has the meaning set forth in Section 1.5.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Confidential Information" has the meaning ascribed to it in Section 9.6.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision thereof.

     "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases, but not any real estate leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     "Indemnified Person" has the meaning ascribed to it in Section 7.3.

     "Indemnifying Person" has the meaning ascribed to it in Section 7.3.

     "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, domain names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks and copyrights and all goodwill pertaining to the forgoing.

     "IRS" means the United States Internal Revenue Service. ---

     "Knowledge" means, with respect to Web Internet, the knowledge of Will Pemble and the other members of Web Internet.

     "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, or any state, county, city or other political subdivision, or any Governmental or Regulatory Authority.

     "Licensed Intellectual Property" has the meaning assigned to it in Section 2.10.

     "Legal Rules" means the requirements of all laws, codes, statutes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations of all Governmental or Regulatory Authorities with jurisdiction.

     "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     "Licensed Intellectual Property" has the meaning ascribed to it in Section 2.10.

     "Licenses"  means  all  licenses,   permits,   certificates  of  authority,
authorizations,   approvals,  registrations,  franchises  and  similar  consents granted or issued by any Governmental or Regulatory Authority.

     "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

     "Loss" and "Losses" have the meanings  ascribed to them in Section 7.1

     "Material Adverse Effect" and "Material Adverse Change" mean any Loss in excess of $50,000 resulting from a breach of an individual representation, warranty or covenant.

     "NASDAQ" has the meaning ascribed to it in Section 9.5.

     "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "Owned  Intellectual  Property"  has the meaning  assigned to it in Section
2.10.

     "Panel" has the meaning ascribed to it in Section 9.9.

     "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) those liens identified on Schedule 2.9.

     "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA or a multiemployer plan within the meaning of Section 3(37) of ERISA.

     "Purchase Price" has the meaning ascribed to it in Section 1.3(a).

     "Purchase  Price  Allocation"  has the  meaning  ascribed  to it in Section
1.3(b).

     "Purchaser Representatives" means Purchaser's officers, employees, counsel, advisors and representatives.

     "Purchaser's Indemnified Persons" has the meaning ascribed to it in Section 7.1.

     "Representatives" means officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

     "Retained Liabilities" has the meaning ascribed to it in Section 1.2(b).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller" has the meaning ascribed to it in the forepart of this Agreement.

     "Tax" and "Taxes" mean any Governmental or Regulatory Authority income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, fee, charge, lien impost or assessment of any kind whatsoever, including any interest, penalty, or addition thereto.

     "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Transaction Documents" means this Agreement, the Transition Agreement, the Assignment Instruments, the Assumption Instruments and any other documents, instruments or contracts entered into by any of the parties to this Agreement in connection with this Agreement or the Closing.

     "Web Service Company Assets" means the domain name, "WEB.COM", Web Service's trademark rights, if any, in the trademark "WEB.COM", Web Service's trademark rights, if any, in the trademark "WEBDOTCOM", all of Web Service's goodwill therein, and any other assets required to be transferred to Purchaser by Web Service at Closing.

     (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender;
(ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE 9.

                                 MISCELLANEOUS

     9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (which is acknowledged by other means) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to Sellers, to:

        Will Pemble
        45 Obtuse Road South
        Brookfield, CT 06804
        Telephone: (203) 448-2025
        Facsimile: (203) 775-4913

        with a copy to:

        Jeffer, Mangels, Butler & Marmaro LLP

        1900 Avenue of the Stars, 7th Floor
        Los Angeles, CA 90067
        Attention: Thomas Bacon
        Telephone: (310) 203-8080
        Facsimile: (310) 201-0567


        If to Seller, to:

        Interland, Inc.
        303 Peachtree Center Avenue
        Suite 500
        Atlanta, GA  30303
        Attention:  Jeff Stibel, President
        Telephone:  (404) 260-2477
        Telecopier:  (404) 260-2760

        with a copy to:

        Wargo & French, LLP
        1170 Peachtree Street, N.E..
        Suite 2020
        Atlanta, GA  30309
        Attention:  James P. Hermance
        Telephone:  (404) 853-1500
        Telecopier:  (404) 853-1501

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt as of such time as receipt is acknowledged by other than automatic means, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     9.2 Entire Agreement. This Agreement (including the Recitals, Schedules and Exhibits hereto) and the other agreements and instruments, the execution and delivery of which are provided for herein, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, among the parties hereto concerning the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE
REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PURCHASER NOR ANY SELLER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY HIMSELF, HERSELF OR ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY

ONE OR MORE OF THE FOREGOING.

     9.3 Expenses. Subject to Section 9.4 and except as otherwise expressly provided herein, Purchaser and Sellers will pay his, her or its own respective costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' fees, accountants' fees and other professional fees and expenses.

     9.4 Attorneys' Fees. If a legal proceeding is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein or as to the rights or obligations of any party to this Agreement or such other agreement or instrument, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, a reasonable attorneys' fee to be fixed by the court. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the court or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorneys' fees.

     9.5 Public Announcements. Except as otherwise required by Law or the rules and regulations of the Nasdaq National Market ("NASDAQ"), neither Sellers nor Purchaser will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Sellers sell goods or provides services in connection with the Web Business or with whom Sellers otherwise have significant business relationships in connection with the Web Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is required by Law or NASDAQ, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Sellers and
Purchaser will also obtain the other parties' prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, except as otherwise required by law, or NASDAQ.

     9.6  Confidentiality.  Each party  hereto will hold,  and will use its best efforts to cause his, her or its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), all documents and information concerning any other party or any of his, her or its Affiliates and their respective customers furnished to such party by any other party or such other party's Representatives, or obtained in the course of its performance of this Agreement or the Transition Agreement (the "Confidential Information"), except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Web Business, the Assets or the Assumed Liabilities furnished by Sellers hereunder but will continue to apply to documents and information, if any, solely concerning the Sellers, but not relating to the Web Business, Assets or Assumed Liabilities. Notwithstanding the foregoing sentence, the restrictions contained in this Section 9.6 shall not bind a party if such party is (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law, or (ii) if such Confidential Information is disclosed in an

Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder,

     9.7 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by Purchaser (by a duly authorized officer other than any former employee or direct or indirect owner of any of the Sellers) and Sellers. No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

     9.8 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall not be assigned or assignable by any Seller without the prior written consent of Purchaser or by Purchaser without the prior written consent of Sellers; provided, however, that Purchaser may assign without the consent of Sellers, but with not less than ten Business Days advance notice to Sellers, its rights hereunder to any Affiliate of which Purchaser owns at least 80% of the issued and outstanding equity thereof; in which event all references herein to Purchaser shall be deemed references to such assignee, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties also to be made with respect to such assignee to the extent applicable as of the date of such designation. No such assignment shall relieve Purchaser of any obligation hereunder. Any purported assignment in violation of this Agreement will be void ab initio. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of Purchaser and any successors or assigns of each of the Sellers. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights and remedies with respect to the representations, warranties, covenants, and indemnities of Sellers as collateral security for any borrowings, but in any action brought by any assignee of such rights and remedies, Sellers may assert any defense, counterclaim or setoff he, she or it could have asserted had such action been brought by Purchaser and no such assignment shall, without the further consent of Sellers (which consent shall not be unreasonably withheld), constitute a permitted delegation of Purchaser's duties.

     9.9 Dispute Resolution. As to disputes seeking only monetary damages (and not equitable relief) in an amount not greater than $500,000, in the event of any dispute or disagreement between Sellers and Purchaser as to the interpretation of any provision of this Agreement and the Transition Agreement (or the performance of obligations thereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder shall be settled exclusively by arbitration in the City of Atlanta, Georgia. Such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then prevailing rules, by a panel of three (3) independent and impartial arbitrators selected in accordance with such rules (the "Panel"). Notwithstanding anything to the contrary provided in Section 9.13 hereof, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss. 1 et seq. The fees and expenses of the AAA and the Panel shall be shared equally by Purchaser and the Sellers and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the Panel shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the prevailing party. No pre-arbitration discovery shall be permitted, except that the Panel shall have the power in its sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. Purchaser and Sellers shall instruct the Panel to render its award within thirty (30) days following the conclusion of the arbitration hearing. The Panel shall not be empowered to award to any party equitable relief of any kind or any damages of the type not permitted to be recovered under Section 7.6 of this Agreement in connection with any dispute between or among the parties arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section
9.9 and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the Panel is selected and available to hear such party's request for temporary relief. The award rendered by the Panel shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

     9.10 Incorporation of Schedules. All Schedules hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.11 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     9.12 Interpretation. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, joint venture, agency relationship or employment relationship between the parties hereto or any of their respective officers, directors, agents, employees or representatives.

     9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.15 Jurisdiction; Agents for Service of Process. Subject to Section 9.9, any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the District Court for the Northern District of Georgia, and, by execution and delivery of this Agreement, each of the parties accepts the exclusive jurisdiction of such court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to jurisdiction in the State of Georgia for any purpose except as provided above and shall not be deemed to confer rights on any third party. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party's address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.15.

         9.16 Disclosure. Any matter set forth in any section of the Schedules shall be deemed set forth in all other sections of the Schedules to the extent that such matter could reasonably be responsive to such other sections of the Schedules whether or not a specific cross-reference appears. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

     9.17 Individuals. Each party agrees that each individual acting solely in his or her capacity as an officer or employee of his or her respective principal, which is a party hereto, will in no event be personally responsible for acts taken reasonably believed to be taken within the scope of his/her employment and each party covenants not to sue any such individual for acts reasonably believed to be taken within his/her employment.

     9.18 Cooperation. The Purchaser and Sellers each acknowledge that after the Closing the parties will employ certain persons who have detailed and unique knowledge of aspects of the other party's business including general accounting issues with respect to pre-Closing periods and Closing matters. The parties shall cooperate in all reasonable respects in connection with pre-Closing general accounting issues and Closing matters; provided, however that any such cooperation shall not unduly or unreasonably interrupt the operation of the business of either Purchaser or Sellers, as the case may be.

     9.19 Termination

     (a) If any condition precedent to Sellers' obligations hereunder is not satisfied or is incapable of satisfaction and such condition is not waived by it at or prior to December 31, 2005, or if any condition precedent to Purchaser's obligations hereunder is not satisfied or is incapable of satisfaction and such condition is not waived by it at or prior to December 31, 2005, Sellers or Buyer, as the case may be, may terminate this Agreement at its option by notice to the other party. If a condition precedent to any party's obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

     (b) In the event of the termination of this Agreement, no party shall thereafter be liable to the other, except that any party in willful breach of its obligations hereunder shall be liable to the other party for such willful breach, and, in addition, each of the parties shall reserve and retain all, and no party shall have waived any, of its rights and remedies as existed prior to the execution of this Agreement.





                          [Signature Pages to Follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                       PURCHASER:


                                       INTERLAND, INC.

                                       By:  /s/ Jeffrey M. Stibel
                                             -----------------------------------

                                       Name: Jeffrey M. Stibel
                                             -----------------------------------

                                       Title: Chief Executive Officer
                                             -----------------------------------


                                       SELLERS:


                                       WEB INTERNET, LLC

                                       By:  /s/ William Pemble
                                             -----------------------------------

                                       Name: William Pemble
                                             -----------------------------------

                                       Title: Chief Executive Officer
                                             -----------------------------------



                                       /s/ William Pemble
                                       -----------------------------------
                                       William Pemble

                              Disclosure Schedules
                              --------------------

Exh A - Pemble Employment Agreement
Exh B - Transition Service Agreement
Exh C - Intellectual Property Purchase and Sale Agreement
   Exh A - Form of Security and Pledge Agreement
   Exh B - Form of Amended and Restated Line of Credit Note and Loan Agreement Exh C - Form of Bill of Sale